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                                                                    EXHIBIT 12.1

                        WORLDCOM, INC. AND SUBSIDIARIES
          COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                 (IN MILLIONS)

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                                                                                                               For the Nine Months
                                                                  Year Ended December 31,                      Ended September 30,
                                                       ----------------------------------------------------    -------------------
                                                         1995       1996       1997       1998        1999       2000        1999
                                                        ------     ------     ------     ------      ------     ------      ------
Earnings:
Pretax income (loss) from continuing operations        $   376    $(2,272)   $   578    $(1,590)    $ 7,164     $ 6,355    $ 4,796
Fixed charges, net of capitalized interest                 285        315        500        774       1,098         822        866
                                                       -------    -------    -------    -------     -------     -------    -------
    Earnings                                           $   661    $(1,957)   $ 1,078    $  (816)    $ 8,262     $ 7,177    $ 5,662
                                                       =======    =======     ======    =======     =======     =======    =======

Fixed Charges:
Interest cost                                          $   270    $   308    $   538    $   928     $ 1,287     $ 1,064    $   994
Amortization of financing costs                              4          4          2         12          18          18         13
Interest factor of rent expense                             16         19         47         78         132         123        117
                                                       -------    -------    -------    -------     -------     -------    -------
    Fixed charges                                      $   290    $   331    $   587    $ 1,018     $ 1,437     $ 1,205    $ 1,124
                                                       =======    =======     ======    =======     =======     =======    =======

Deficiency of earnings to fixed charges                $     -    $(2,288)   $     -    $(1,834)    $     -     $     -    $     -

Ratio of earnings to fixed charges (1)                  2.28:1          -     1.84:1          -      5.75:1      5.96:1     5.04:1
                                                       =======    =======     ======    =======     =======     =======    =======
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(1)   For the purpose of computing the ratio of earnings to fixed charges, earnings consist of pre-tax income (loss) from continuing operations, excluding minority interests in gains/losses of consolidated subsidiaries, and fixed charges consist of pre-tax interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense, and that portion of rental expense that the Company believes to be representative of interest.